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Exhibit 14. Code of Ethics Pursuant to Section 406 of the Sarbanes-Oxley Act of
2002

The Company has adopted the following Code of Ethics applying to the Company's Principal Executive Officer, Principal Financial and Accounting Officer and Controller.

                Cellular Technical Services Company, Inc. ("CTS")

                                 Code of Ethics

     o CTS expects its Principal Executive Officer, Principal Financial and Accounting Officer and Controller (collectively, "employees") to act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

     o CTS employees will provide full, fair accurate, timely and understandable disclosure in reports and documents to all constituents, including those filed with the SEC.

     o CTS employees will comply with applicable governmental laws, rules and regulations.

     o CTS employees will act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

     o CTS employees will respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one's work will not be used for personal advantage.

     o CTS employees will achieve responsible use and control over all assets and resources employed or entrusted to them in the course of their work.

     o CTS employees will comply with other Company policies and practices including insider trading rules, safety rules, environmental practices, hiring and termination policies, employee discrimination and harassment policies and other policies and practices promulgated from time to time.

     o CTS employees who become aware of a violation of this Code will promptly report such violation to the Chairman of the Audit Committee of the Board of Directors.

     o Violation of this Code may lead to penalties up to and including dismissal, irrespective of whether the violation had positive or detrimental consequences for CTS.